EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES MAY CASH DISTRIBUTION

Dallas, Texas, May 20, 2013 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.084818 per unit, payable on June 14, 2013, to unitholders of record on May 31, 2013. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in March.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,477,000	48,000	$3.89
Prior Month Distribution	1,504,000	54,000	$3.80

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $1,593,000 and overhead of $934,000 in determining the royalty payment to the Trust for the current month.

Other Proceeds

XTO Energy has advised the trustee that included in the May 2013 distribution is approximately $1,188,430 ($950,744 net to the trust) from the sale of properties underlying the Oklahoma net profits interests.

The trust is required to join in a sale of up to 1% of the value of the net profits interests in any calendar year, pursuant to notice from XTO Energy of its desire to sell the related underlying properties.

Other / Excess Costs

Regarding the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation, XTO Energy notified the trustee with the September 2012 distribution that it charged the trust $28.5 million of the settlement, of which $23.4 million affected the net proceeds from Oklahoma and $5.1 million affected the net proceeds from Kansas. Based on recent revenue and expense levels, XTO Energy has advised the trustee that it expects the settlement deductions to cause costs to exceed revenues for approximately 12 months on properties underlying the Oklahoma net profits interests and approximately 7 years on properties underlying the Kansas net profits interests; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease, correspondingly.

As mentioned in the first quarter Form 10-Q filed on May 9, 2013, the trustee disagrees with XTO Energy that all or any portion of the settlement should be deducted from Trust revenues, and the dispute is being arbitrated. The three member panel of arbitrators (the “Tribunal”) has been named and pleadings have been filed by both parties. The arbitration hearing is tentatively scheduled to begin November 12, 2013 in Fort Worth, Texas if not sooner disposed of by the parties by agreement or by the Tribunal on motion. The trustee requested that the Tribunal enjoin XTO Energy from continuing to deduct the Fankhouser settlement amount while the arbitration is pending. A hearing on the injunction was held on October 27, 2012. The Tribunal ordered that pending the issuance of a final award or further order of the Tribunal, XTO Energy should not treat any costs or expenses associated with the Fankhouser settlement as chargeable against the trust’s net profit interest under the conveyances. The Tribunal denied the trust’s request for an interim order directing XTO Energy to pay the trust the amounts offset against the trust’s September and October 2012 distributions on the basis of the Fankhouser litigation. Based on this decision, deductions associated with the Fankhouser settlement were suspended starting in November 2012.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2012.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083